EXHIBIT 99.1

NEWS RELEASE

Contact: Kathy Liebmann        (734) 241-2438                 kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2020 FOURTH-QUARTER AND YEAR-END RESULTS

Results Impacted by COVID-19

MONROE, Mich., June 23, 2020--La-Z-Boy Incorporated (NYSE: LZB), a global leader in residential furniture, today reported its operating results for the fiscal 2020 fourth quarter and full year ended April 25, 2020.

Fiscal 2020 full year versus Fiscal 2019 full year:

•	Consolidated sales decreased 2.4% to $1.70 billion, reflecting ten months of strength and two months of dramatic temporary impact from the COVID-19 pandemic

•	Consolidated operating margin:

◦	GAAP: 7.0% versus 7.4%

◦	Non-GAAP*: 8.2% versus 7.8%

▪	Upholstery: 10.8% versus 10.1%

▪	Retail: 8.2% versus 6.9%

•	Net income attributable to La-Z-Boy Incorporated per diluted share (“EPS”):

◦	GAAP: $1.66 versus $1.44

◦	Non-GAAP*: $2.16 versus $2.14

•	Cash generated from operating activities increased 9.0% to $164.2 million

•	The company returned $68.4 million to shareholders through share purchases and dividends

•
Cash, cash equivalents, and restricted cash were $263.5 million at year end, including $75.0 million in cash proactively drawn on the company's credit facility, and the company held $28.6 million in investments to enhance returns on cash, up from $131.8 million in cash, cash equivalents and restricted cash, and $31.5 million in investments to enhance returns on cash at the end of fiscal 2019

Fiscal 2020 fourth quarter versus Fiscal 2019 fourth quarter:

•	Consolidated sales decreased 19.1% to $367.3 million, reflecting two months of dramatic temporary impact from the COVID-19 pandemic

•	Consolidated operating margin:

◦	GAAP: 3.7% versus 8.2%

◦	Non-GAAP*: 9.3% versus 8.6%

▪	Upholstery: 11.8% versus 11.6%

▪	Retail: 10.8% versus 8.5%

•	Net income attributable to La-Z-Boy Incorporated per diluted share (“EPS”):

◦	GAAP: $0.05 versus $0.03

◦	Non-GAAP*: $0.49 versus $0.64

•	Cash generated from operating activities was $44.5 million

•	The company returned $14.5 million to shareholders through share purchases and dividends

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy, said, "La-Z-Boy delivered strong performance for 10 months of fiscal 2020 through February. The iconic La-Z-Boy brand, excellent Retail performance, great product introductions and supply chain strength translated to solid sales and earnings growth for those 10 months. Our fourth quarter started with a 20.4% increase in written same-store sales for the entire La-Z-Boy Furniture Galleries® network in February, and we experienced other examples of strength across our vast network of distribution. However, the trajectory of sales and earnings growth for the last two months of the year were significantly impacted by COVID-19 and mandated retail closures across North America. With the health, safety and well-being of our employees, customers and the communities in which we operate of paramount importance, we responded to the pandemic swiftly, with a decisive Action Plan announced March 29, 2020. The majority of retailers, including our company-owned La-Z-Boy Furniture Galleries® stores, closed for at least the last four weeks of our quarter, and most closures extended into the first quarter of fiscal 2021. We temporarily closed the majority of our manufacturing operations, and managed all other expenses, including temporarily furloughing 70% of our workforce and dramatically reducing all other cash expenditures to preserve liquidity."

Darrow added, "As we have moved through this uncertain period and look to the future, we have remained agile and continued to make tough choices to align and strengthen our business with the new operating environment. We are pleased to have called back some 6,000 furloughed workers, who have eagerly returned or will return to work by July 1st. However, we also made the decision to permanently close our Newton, Mississippi manufacturing facility and reduce our global workforce by approximately 10%. We deeply regret the impact of our actions on affected employees, but these moves are in the best long-term interest of the company."

Darrow concluded, "Moving forward, furniture retailers and La-Z-Boy Furniture Galleries® stores have reopened and we are seeing strong early demand. Our manufacturing facilities have ramped from zero production at the end of April and are moving toward 80% of prior-year production as we head into July. While time will tell how these trends continue to evolve, with the inherent strengths of the La-Z-Boy brand and our broad base of retail customers, I have every confidence we will emerge with strength and have the potential for market share gains as the demand environment improves. I am proud of our company's performance for the year, including our quick response to the pandemic and the aggressive ramp up we have achieved since re-starting operations. With a philosophy of fiscal conservatism, we entered the pandemic period with a solid cash position, managed through the early stages of the crisis well, and still generated $164.2 million in cash from operations and returned $68.4 million to shareholders through dividends and share purchases."

Consolidated sales in the fourth quarter of fiscal 2020 decreased 19.1% to $367.3 million, due to the impact of COVID-19 on the last two months of the quarter. Consolidated GAAP operating margin decreased to 3.7% versus 8.2% in the prior-year quarter. Non-GAAP operating margin was 9.3% in the current-year quarter versus 8.6% in last year’s fourth quarter, reflecting increases in the Upholstery and Retail segments offset by a decline in the Casegoods segment. GAAP and Non-GAAP results for the fourth quarter include a 440 basis point benefit related to a rebate of previously paid China tariffs, partially offset by higher bad debt expense. The fiscal 2019 fourth-quarter GAAP and Non-GAAP results include a 40 basis point charge related to changes in employee benefit policies.

For the entire La-Z-Boy Furniture Galleries® network, after nine months of written same-store sales up 6.4%, written same-store sales for the La-Z-Boy Furniture Galleries® network decreased 35.0% in the fourth quarter as a result of the COVID-19 pandemic and related store closures.

For the quarter, sales in the company’s Upholstery segment decreased 21.7% to $253.3 million and GAAP operating margin increased to 11.8% from 11.5% in last year’s fourth quarter. Non-GAAP operating margin increased to 11.8% versus 11.6%. Operating margin increased primarily as a result of a one-time rebate of previously paid tariffs, mostly offset by higher bad debt expense, including a write-off for the Art Van bankruptcy and a provision for potential credit losses in the COVID-19 environment. Also, during the quarter, SG&A spending was lower due to the company's COVID-19 Action Plan, but higher as a percent of sales due to the decline in sales related to the pandemic. In the Casegoods segment, sales decreased 19.7% to $21.4 million and operating margin was 1.9% compared with 9.1% in the prior-year period, primarily reflecting the impact of COVID-19.

Sales in the Retail segment decreased 8.0% to $139.7 million in the fourth quarter of fiscal 2020. GAAP operating margin for the Retail segment improved to 10.7% from 8.4% in last year’s fourth quarter. Non-GAAP operating margin increased to 10.8% in the current-year quarter from 8.5% in last year’s fourth quarter. Operating margin improvement was driven primarily by prior-period written sales delivered in the current quarter, and lower operating expenses related to the company's COVID-19 Action Plan, including compensation and advertising, due to closed stores. After a strong February start, on the core base of 152 company-owned stores in last year’s fourth quarter, delivered same-store sales declined 10.0% with the majority of stores closed for the last four weeks of the quarter, and many remaining closed into the first quarter of fiscal 2021.

Fiscal 2020 fourth-quarter sales for Joybird (reported in the Corporate & Other segment) decreased 29.6% to $15.4 million. Joybird posted a larger GAAP loss versus the prior-year quarter, primarily due to a $26.9 million non-cash pre-tax goodwill impairment charge, partially offset by the reversal of the Joybird contingent consideration liability valued at $7.9 million. La-Z-Boy continues to make improvements across the Joybird business model with the objective to balance investments in growth with bottom-line performance. However, the negative impact of COVID-19 tempered financial projections and the company concluded the fair value of future earn-out payments is zero and the carrying value of goodwill was partially impaired. As Joybird continues to hone its business model, it is expected to deliver value to the La-Z-Boy enterprise over the long term.

GAAP diluted EPS was $0.05 for the fiscal 2020 fourth quarter versus $0.03 in the prior-year quarter. Non-GAAP* diluted EPS was $0.49 versus $0.64 in last year’s fourth quarter.

Balance Sheet and Cash Flow

For the fourth quarter, the company generated $44.5 million in cash from operating activities. La-Z-Boy ended the quarter with $263.5 million in cash, cash equivalents, and restricted cash, including $75 million in cash proactively drawn on the company's credit facility to enhance liquidity in response to COVID-19, and $28.6 million in investments to enhance returns on cash compared with $131.8 million in cash, cash equivalents and restricted cash, and $31.5 million in investments to enhance returns on cash at the end of fiscal 2019. During the period, the company invested $10.6 million in the business through capital expenditures. The company paid $6.5 million in dividends and spent $8.0 million purchasing 0.3 million shares of stock in the open market under its existing authorized share purchase program during the fourth quarter. For the full fiscal 2020 year, the company paid $25.1 million in dividends and spent $43.4 million purchasing 1.4 million shares, leaving 4.5 million shares of purchase availability in the program.

*Non-GAAP amounts for the fiscal 2020 year exclude:

•	a non-cash pre-tax, non-tax-deductible goodwill impairment charge of $26.9 million, or $0.58 per diluted share

•	a non-cash pre-tax charge of $6.0 million, or $0.09 per diluted share, related to an impairment for one investment

•
a pre-tax purchase accounting net benefit related to acquisitions completed in prior periods totaling $1.4 million, or $0.07 per diluted share, with a $2.1 million benefit included in operating income and $0.7 million expense included in interest expense

•
pre-tax net benefit of $4.4 million, or $0.07 per diluted share, related to the company's supply chain optimization initiative, including the closure and sale of the company's Redlands, California upholstery manufacturing facility and relocation of its Newton, Mississippi leather cut-and-sew operations

•	pre-tax benefit of $1.9 million, or $0.03 per diluted share, related to the 2019 termination of the company's defined benefit pension plan

*Non-GAAP amounts for the full fiscal 2019 year exclude:

•	a non-cash pre-tax charge of $32.7 million, or $0.58 per diluted share, related to the termination of the company's defined benefit pension plan

•	pre-tax purchase accounting charges totaling $7.5 million, or $0.12 per diluted share, with $6.9 million included in operating income and $0.6 million included in interest expense

*Non-GAAP amounts for the fourth quarter of fiscal 2020 exclude:

•	a non-cash pre-tax, non-tax-deductible goodwill impairment charge of $26.9 million, or $0.58 per diluted share

•
a pre-tax purchase accounting net benefit related to acquisitions completed in prior periods totaling $5.9 million, or $0.14 per diluted share, with a $6.1 million benefit included in operating income and $0.2 million expense included in interest expense

•	pre-tax benefit of $0.1 million, or $0.00 per diluted share, related to the company’s supply chain optimization initiative

*Non-GAAP amounts for the fourth quarter of fiscal 2019 exclude:

•	a non-cash pre-tax charge of $32.7 million, or $0.58 per diluted share, related to the termination of the company's defined benefit pension plan

•	pre-tax purchase accounting charges of $2.0 million, or $0.03 per diluted share, with $1.8 million included in operating income and $0.2 million included in interest expense

Please refer to the accompanying “Reconciliation of GAAP to Non-GAAP Financial Measures” for detailed information on calculating Non-GAAP measures used in this press release and a reconciliation to the applicable GAAP measure.

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, June 24, 2020, at 8:30 a.m. eastern time. The toll-free dial-in number is 844.602.0380; international callers may use 862.298.0970.

The call will be webcast live, with corresponding slides, and archived on the Internet. It will be available at https://lazboy.gcs-web.com/. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at 877.481.4010 and to international callers at 919.882.2331. Enter Replay Passcode: 35012. The webcast replay will be available for one year.

Cautionary Note Regarding Forward-Looking Statements

This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Generally, forward-looking statements include information concerning expectations, projections or trends relating to our results of operations, financial results, financial condition, strategic initiatives and plans, expenses, dividends, share repurchases, liquidity, use of cash and cash requirements, borrowing capacity, investments, future economic performance, business, and industry and the effect of the novel coronavirus (“COVID-19”) pandemic on our business operations and financial results.

The forward-looking statements in this press release are based on certain assumptions and currently available information and are subject to various risks and uncertainties, many of which are unforeseeable and beyond our control. Additional risks and uncertainties that we do not presently know about or that we currently consider to be immaterial may also affect our business operations and financial results. Our actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risks and uncertainties discussed in our fiscal 2020 Annual Report on Form 10-K and other factors identified in our reports filed with the Securities and Exchange Commission. We are including this cautionary note to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information future events or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: https://lazboy.gcs-web.com/financial-information/sec-filings. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at: https://lazboy.gcs-web.com/.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The Upholstery segment companies are England and La-Z-Boy. The Casegoods segment consists of three brands: American Drew®, Hammary®, and Kincaid®. The company-owned Retail segment includes 154 of the 354 La-Z-Boy Furniture Galleries® stores. Joybird is an e-commerce retailer and manufacturer of upholstered furniture.
The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 354 stand-alone La-Z-Boy Furniture Galleries® stores and 555 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.

Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the United States ("GAAP"), this press release also includes Non-GAAP financial measures. Management uses these Non-GAAP financial measures when assessing our ongoing performance. This press release contains references to Non-GAAP operating income, Non-GAAP operating margin, Non-GAAP income before income taxes, Non-GAAP net income attributable to La-Z-Boy Incorporated and Non-GAAP net income attributable to La-Z-Boy Incorporated per diluted share, each of which exclude goodwill impairment charges, purchase accounting charges, charges for our supply chain optimization initiative, an impairment charge for one investment and impacts from terminating the company's defined benefit pension plan. The purchase accounting charges may include the amortization of intangible assets, incremental expense upon the sale of inventory acquired at fair value, amortization of employee retention agreements, fair value adjustments of future cash payments recorded as interest expense, and adjustments to the fair value of contingent consideration. The charges for our supply chain optimization initiative may include severance costs, accelerated depreciation expense, costs to relocate equipment and inventory, as well as other costs related to the closure, relocation and sale of certain manufacturing operations. These Non-GAAP financial measures are not meant to be considered superior to or a substitute for La-Z-Boy Incorporated’s results of operations prepared in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of such Non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables.

Management believes that presenting certain Non-GAAP financial measures will help investors understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers. Management excludes goodwill impairment charges and purchase accounting charges because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions consummated and the success with which we operate the businesses acquired. While the company has a history of acquisition activity, it does not acquire businesses on a predictable cycle, and the impact of goodwill impairment charges and purchase accounting charges is unique to each acquisition and can vary significantly from acquisition to acquisition. Similarly, the charges related to the company’s supply chain optimization initiative are dependent on the timing, size, number and nature of the operations being moved or closed, and the charges may not be incurred on a predictable cycle. Management also excludes impacts from the termination of the company’s defined benefit pension plan and an impairment charge for one investment when assessing the company’s operating and financial performance due to the one-time nature of the transactions. Management believes that exclusion of these items facilitates more consistent comparisons of the company’s operating results over time. Where applicable, the accompanying

“Reconciliation of GAAP to Non-GAAP Financial Measures” tables present the excluded items net of tax calculated using the effective tax rate from operations for the period in which the adjustment is presented, except for the non-cash pension termination charge, which had a specific tax impact due to the one-time nature of the transaction, the non-tax deductible goodwill impairment charge and the adjustment to the fair value of contingent consideration.

# # #

LA-Z-BOY INCORPORATED
CONSOLIDATED STATEMENT OF INCOME

	Quarter Ended		Year Ended
(Unaudited, amounts in thousands, except per share data)	4/25/20	4/27/19	4/25/20	4/27/19
Sales	$367,281	$453,791	$1,703,982	$1,745,401
Cost of sales	195,575	264,018	982,537	1,042,831
Gross profit	171,706	189,773	721,445	702,570
Selling, general and administrative expense	131,418	152,602	575,821	572,896
Goodwill impairment	26,862	—	26,862	—
Operating income	13,426	37,171	118,762	129,674
Interest expense	(400)	(399)	(1,291)	(1,542)
Interest income	692	569	2,785	2,103
Pension termination refund (charge)	—	(32,671)	1,900	(32,671)
Other income (expense), net	307	(191)	(6,983)	(2,237)
Income before income taxes	14,025	4,479	115,173	95,327
Income tax expense	10,649	2,812	36,189	25,186
Net income	3,376	1,667	78,984	70,141
Net income attributable to noncontrolling interests	(1,081)	(139)	(1,515)	(1,567)
Net income attributable to La-Z-Boy Incorporated	$2,295	$1,528	$77,469	$68,574

Basic weighted average common shares	45,962	46,889	46,399	46,828
Basic net income attributable to La-Z-Boy Incorporated per share	$0.05	$0.03	$1.67	$1.46

Diluted weighted average common shares	46,157	47,369	46,736	47,333
Diluted net income attributable to La-Z-Boy Incorporated per share	$0.05	$0.03	$1.66	$1.44

LA-Z-BOY INCORPORATED
CONSOLIDATED BALANCE SHEET

(Unaudited, amounts in thousands, except par value)	4/25/20	4/27/19
Current assets
Cash and equivalents	$261,553	$129,819
Restricted cash	1,975	1,968
Receivables, net of allowance of $7,541 at 4/25/20 and $2,180 at 4/27/19	99,351	143,288
Inventories, net	181,643	196,899
Other current assets	81,804	69,144
Total current assets	626,326	541,118
Property, plant and equipment, net	214,767	200,523
Goodwill	161,017	185,867
Other intangible assets, net	28,653	29,907
Deferred income taxes – long-term	20,839	20,670
Right of use lease asset	318,647	—
Other long-term assets, net	64,640	81,705
Total assets	$1,434,889	$1,059,790

Current liabilities
Short-term borrowings	$75,000	$—
Current portion of long-term debt	—	180
Accounts payable	55,511	65,365
Lease liability, short-term	64,376	—
Accrued expenses and other current liabilities	155,282	173,091
Total current liabilities	350,169	238,636
Long-term debt	—	19
Lease liability, long-term	270,162	—
Other long-term liabilities	98,252	124,159
Shareholders' equity
Preferred shares – 5,000 authorized; none issued	—	—
Common shares, $1 par value – 150,000 authorized; 45,857 outstanding at 4/25/20 and 46,955 outstanding at 4/27/19	45,857	46,955
Capital in excess of par value	318,215	313,168
Retained earnings	343,633	325,847
Accumulated other comprehensive loss	(6,952)	(3,462)
Total La-Z-Boy Incorporated shareholders' equity	700,753	682,508
Noncontrolling interests	15,553	14,468
Total equity	716,306	696,976
Total liabilities and equity	$1,434,889	$1,059,790

LA-Z-BOY INCORPORATED
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended
(Unaudited, amounts in thousands)	4/25/20	4/27/19
Cash flows from operating activities
Net income	$78,984	$70,141
Adjustments to reconcile net income to cash provided by operating activities
Gain on disposal of assets	(10,068)	(325)
Gain on sale of investments	(693)	(656)
Change in deferred taxes	719	(1,668)
Provision for doubtful accounts	13,383	502
Depreciation and amortization	31,192	31,147
Equity-based compensation expense	8,371	10,981
Change in right-of use lease asset	67,673	—
Goodwill impairment	26,862	—
Pension termination (refund)/charge	(1,900)	32,671
Pension plan contributions	—	(7,000)
Change in receivables	29,686	7,195
Change in inventories	14,900	3,135
Change in other assets	7,039	(7,737)
Change in payables	(9,913)	(2,388)
Change in lease liabilities	(66,238)	—
Change in other liabilities	(25,755)	14,747
Net cash provided by operating activities	164,242	150,745

Cash flows from investing activities
Proceeds from disposals of assets	11,273	1,941
Proceeds from insurance	1,080	184
Capital expenditures	(46,035)	(48,433)
Purchases of investments	(37,477)	(20,698)
Proceeds from sales of investments	37,244	20,944
Acquisitions, net of cash acquired	(6,850)	(76,505)
Net cash used for investing activities	(40,765)	(122,567)

Cash flows from financing activities
Net proceeds from credit facility	75,000	—
Payments on debt and finance lease liabilities	(161)	(223)
Stock issued for stock and employee benefit plans, net of shares withheld for taxes	3,029	13,901
Purchases of common stock	(43,369)	(22,957)
Dividends paid	(25,091)	(23,508)
Net cash provided by (used for) financing activities	9,408	(32,787)

Effect of exchange rate changes on cash and equivalents	(1,144)	(475)
Change in cash, cash equivalents and restricted cash	131,741	(5,084)
Cash, cash equivalents and restricted cash at beginning of period	131,787	136,871
Cash, cash equivalents and restricted cash at end of period	$263,528	$131,787

Supplemental disclosure of non-cash investing activities
Capital expenditures included in payables	$3,528	$3,250

LA-Z-BOY INCORPORATED
SEGMENT INFORMATION

	Quarter Ended		Year Ended
(Unaudited, amounts in thousands)	4/25/20	4/27/19	4/25/20	4/27/19
Sales
Upholstery segment:
Sales to external customers	$194,377	$257,388	$941,228	$1,016,957
Intersegment sales	58,915	65,915	263,031	251,285
Upholstery segment sales	253,292	323,303	1,204,259	1,268,242

Casegoods segment:
Sales to external customers	16,841	21,903	85,402	95,677
Intersegment sales	4,554	4,742	20,633	18,796
Casegoods segment sales	21,395	26,645	106,035	114,473

Retail segment sales	139,660	151,870	598,554	570,201

Corporate and Other:
Sales to external customers	16,403	22,630	78,798	62,566
Intersegment sales	2,157	2,290	10,294	11,446
Corporate and Other sales	18,560	24,920	89,092	74,012

Eliminations	(65,626)	(72,947)	(293,958)	(281,527)
Consolidated sales	$367,281	$453,791	$1,703,982	$1,745,401

Operating Income (Loss)
Upholstery segment	$29,832	$37,304	$134,691	$127,906
Casegoods segment	413	2,416	7,749	12,589
Retail segment	14,984	12,743	48,256	37,922
Corporate and Other	(31,803)	(15,292)	(71,934)	(48,743)
Consolidated operating income	$13,426	$37,171	$118,762	$129,674

LA-Z-BOY INCORPORATED
UNAUDITED QUARTERLY FINANCIAL DATA

Fiscal 2020

Fiscal Quarter Ended	(13 weeks)	(13 weeks)	(13 weeks)	(13 weeks)
(Amounts in thousands, except per share data)	7/27/2019	10/26/2019	1/25/2020	4/25/2020
Sales	$413,633	$447,212	$475,856	$367,281
Cost of sales	245,921	264,823	276,218	195,575
Gross profit	167,712	182,389	199,638	171,706
Selling, general and administrative expense	144,290	152,788	147,325	131,418
Goodwill impairment	—	—	—	26,862
Operating income	23,422	29,601	52,313	13,426
Interest expense	(318)	(308)	(265)	(400)
Interest income	727	522	844	692
Pension termination refund	—	1,900	—	—
Other income (expense), net	(760)	(532)	(5,998)	307
Income before income taxes	23,071	31,183	46,894	14,025
Income tax expense	5,083	8,279	12,178	10,649
Net income	17,988	22,904	34,716	3,376
Net income attributable to noncontrolling interests	81	(311)	(204)	(1,081)
Net income attributable to La-Z-Boy Incorporated	$18,069	$22,593	$34,512	$2,295
Diluted weighted average common shares	47,125	46,879	46,584	46,157
Diluted net income attributable to La-Z-Boy Incorporated per share	$0.38	$0.48	$0.74	$0.05
Fiscal 2019

Fiscal Quarter Ended	(13 weeks)	(13 weeks)	(13 weeks)	(13 weeks)
(Amounts in thousands, except per share data)	7/28/2018	10/27/2018	1/26/2019	4/27/2019
Sales	$384,695	$439,333	$467,582	$453,791
Cost of sales	236,173	264,928	277,712	264,018
Gross profit	148,522	174,405	189,870	189,773
Selling, general and administrative expense	125,362	145,905	149,027	152,602
Operating income	23,160	28,500	40,843	37,171
Interest expense	(104)	(501)	(538)	(399)
Interest income	602	392	540	569
Pension termination charge	—	—	—	(32,671)
Other income (expense), net	892	(1,997)	(941)	(191)
Income before income taxes	24,550	26,394	39,904	4,479
Income tax expense	5,599	6,045	10,730	2,812
Net income	18,951	20,349	29,174	1,667
Net income attributable to noncontrolling interests	(648)	(337)	(443)	(139)
Net income attributable to La-Z-Boy Incorporated	$18,303	$20,012	$28,731	$1,528
Diluted weighted average common shares	47,161	47,259	47,091	47,369
Diluted net income attributable to La-Z-Boy Incorporated per share	$0.39	$0.42	$0.61	$0.03

LA-Z-BOY INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Quarter Ended		Year Ended
(Amounts in thousands, except per share data)	4/25/20	4/27/19	4/25/20	4/27/19
GAAP gross profit	$171,706	$189,773	$721,445	$702,570
Add back: Purchase accounting charges - incremental expense upon the sale of inventory acquired at fair value	138	175	541	3,086
Add back: Supply chain optimization initiative charges	95	—	5,386	—
Non-GAAP gross profit	$171,939	$189,948	$727,372	$705,656

GAAP SG&A	$131,418	$152,602	$575,821	$572,896
Less: Purchase accounting (charges) gains - adjustment to fair value of contingent consideration and amortization of intangible assets and retention agreements	6,240	(1,594)	2,663	(3,831)
Add back: Supply chain optimization initiative gain on sale	—	—	9,745	—
Non-GAAP SG&A	$137,658	$151,008	$588,229	$569,065

GAAP operating income	$13,426	$37,171	$118,762	$129,674
Add back: Purchase accounting charges (gains)	(6,102)	1,769	(2,122)	6,917
Less: Supply chain optimization initiative gain on sale and charges	95	—	(4,359)	—
Add back: Goodwill impairment	26,862	—	26,862	—
Non-GAAP operating income	$34,281	$38,940	$139,143	$136,591

GAAP income before income taxes	$14,025	$4,479	$115,173	$95,327
Add back: Purchase accounting charges (gains) recorded as part of gross profit, SG&A, and interest expense	(5,933)	1,959	(1,428)	7,486
Less: Supply chain optimization initiative gain on sale and charges	95	—	(4,359)	—
Add back: Goodwill impairment	26,862	—	26,862	—
Add back: Investment impairment	—	—	6,000	—
Less: Pension termination (refund) charge	—	32,671	(1,900)	32,671
Non-GAAP income before income taxes	$35,049	$39,109	$140,348	$135,484

GAAP net income attributable to La-Z-Boy Incorporated	$2,295	$1,528	$77,469	$68,574
Add back: Purchase accounting charges (gains) recorded as part of gross profit, SG&A, and interest expense	(5,933)	1,959	(1,428)	7,486
Less: Tax effect of purchase accounting	(635)	(335)	(1,746)	(1,356)
Less: Supply chain optimization initiative gain on sale and charges	95	—	(4,359)	—
Add back: Tax effect of supply chain optimization initiative gain on sale and charges	(30)	—	1,176	—
Add back: Goodwill impairment	26,862	—	26,862	—
Add back: Investment impairment	—	—	6,000	—
Less: Tax effect of investment impairment	—	—	(1,618)	—
Less: Pension termination (refund) charge	—	32,671	(1,900)	32,671
Add back: Tax effect of pension termination (refund) charge	—	(5,580)	513	(5,919)
Non-GAAP net income attributable to La-Z-Boy Incorporated	$22,654	$30,243	$100,969	$101,456

GAAP net income attributable to La-Z-Boy Incorporated per diluted share	$0.05	$0.03	$1.66	$1.44
Add back: Purchase accounting charges (gains), net of tax, per share	(0.14)	0.03	(0.07)	0.12
Less: Supply chain optimization initiative gain on sale and charges, net of tax, per share	—	—	(0.07)	—
Add back: Goodwill impairment, net of tax, per share	0.58	—	0.58	—
Add back: Investment impairment, net of tax, per share	—	—	0.09	—
Less: Pension termination (refund) charge, net of tax, per share	—	0.58	(0.03)	0.58
Non-GAAP net income attributable to La-Z-Boy Incorporated per diluted share	$0.49	$0.64	$2.16	$2.14

LA-Z-BOY INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
SEGMENT INFORMATION

	Quarter Ended
(Amounts in thousands)	4/25/20	% of sales	4/27/19	% of sales
GAAP operating income (loss)
Upholstery segment	$29,832	11.8%	$37,304	11.5%
Casegoods segment	413	1.9%	2,416	9.1%
Retail segment	14,984	10.7%	12,743	8.4%
Corporate and Other	(31,803)	N/M	(15,292)	N/M
Consolidated GAAP operating income	$13,426	3.7%	$37,171	8.2%

Non-GAAP items affecting operating income
Upholstery segment	$149		$57
Casegoods segment	—		—
Retail segment	138		175
Corporate and Other	20,568		1,537
Consolidated Non-GAAP items affecting operating income	$20,855		$1,769

Non-GAAP operating income (loss)
Upholstery segment	$29,981	11.8%	$37,361	11.6%
Casegoods segment	413	1.9%	2,416	9.1%
Retail segment	15,122	10.8%	12,918	8.5%
Corporate and Other	(11,235)	N/M	(13,755)	N/M
Consolidated Non-GAAP operating income	$34,281	9.3%	$38,940	8.6%

N/M - Not Meaningful

	Year Ended
(Amounts in thousands)	4/25/20	% of sales	4/27/19	% of sales
GAAP operating income (loss)
Upholstery segment	$134,691	11.2%	$127,906	10.1%
Casegoods segment	7,749	7.3%	12,589	11.0%
Retail segment	48,256	8.1%	37,922	6.7%
Corporate and Other	(71,934)	N/M	(48,743)	N/M
Consolidated GAAP operating income	$118,762	7.0%	$129,674	7.4%

Non-GAAP items affecting operating income
Upholstery segment	$(4,139)		$20
Casegoods segment	—		—
Retail segment	541		1,683
Corporate and Other	23,979		5,214
Consolidated Non-GAAP items affecting operating income	$20,381		$6,917

Non-GAAP operating income (loss)
Upholstery segment	$130,552	10.8%	$127,926	10.1%
Casegoods segment	7,749	7.3%	12,589	11.0%
Retail segment	48,797	8.2%	39,605	6.9%
Corporate and Other	(47,955)	N/M	(43,529)	N/M
Consolidated Non-GAAP operating income	$139,143	8.2%	$136,591	7.8%

N/M - Not Meaningful